EXHIBIT 97

DANIMER SCIENTIFIC, INC.

INCENTIVE PAY RECOVERY POLICY

(Adopted November 8, 2023)

Introduction

The Board of Directors (the “Board”) of Danimer Scientific, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual.

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with the definition in Section 10D of the Exchange Act and the NYSE listing standards, each of the other members of the Company’s executive leadership team, and such other senior executives who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Board will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive as further provided in this Policy.

Incentive Compensation

For purposes of this Policy, Incentive Compensation means any compensation that is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure.

Examples of Incentive Compensation include, without limitation, any of the following:

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Annual bonuses and other short- and long-term cash incentives;
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Stock options;
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Stock appreciation rights;
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Restricted stock;
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Restricted stock units;
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Performance shares; or
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Performance units.

Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Such measures include, but are not limited to:

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Company stock price;
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Total shareholder return;
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Revenues;
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Net income;

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Earnings before interest, taxes, depreciation, and amortization (EBITDA);
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Funds from operations;
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Liquidity measures such as working capital or operating cash flow;
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Return measures such as return on invested capital or return on assets; and
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Earnings measures such as earnings per share.

Excess Incentive Compensation: Amount Subject to Recovery

This Policy applies to all Incentive Compensation received by a person: (i) after beginning service as a Covered Executive; (ii) who served as a Covered Executive at any time during the performance period for that Incentive Compensation; (iii) while the Company has a class of securities listed on the NYSE or other national securities exchange or national securities association; and (iv) during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. In addition to the referenced last three completed fiscal years, the Policy applies to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years, subject to paragraph (c)(1)(i)(D) of Section 303A.14 of the NYSE Listed Company Manual. For purposes of determining the relevant recovery period, the date that the Company is required to prepare an accounting restatement as described in this Policy is the earlier to occur of: (i) the date the Company’s Board, a Committee of the Board, or any officer of the Company authorized to take such action if Board action is not required concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in this Policy or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement as described in this Policy.The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive based on the restated results, as determined by the Board, without regard to any taxes paid by the Covered Executive in respect of the Incentive Compensation paid based on the erroneous data. For incentive-based compensation based on stock price or total shareholder return, or other circumstances where the amount of excess Incentive Compensation received by the Covered Executive is not subject to mathematical calculation directly from the information in the accounting restatement, then (i) the Board will make its determination based on a reasonable estimate of the effect of the accounting restatement and (ii) the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE as required or requested.

Method of Recoupment

The Board will determine, in its sole discretion, the method(s) for recouping excess Incentive Compensation hereunder, which may include, without limitation:

(a) requiring reimbursement of cash Incentive Compensation previously paid;

(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity- based awards;

(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

(d) cancelling outstanding vested or unvested equity awards; and/or

(e) taking any other remedial and recovery action permitted by law, as determined by the Board.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

Interpretation

The Board shall interpret and construe this Policy and make all determinations necessary appropriate, or advisable for the administration of this Policy. The Board intends that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or the NYSE.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is received by Covered Executives on or after October 2, 2023, even if such Incentive Compensation was approved, awarded or granted to Covered Executives prior to October 2, 2023.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by the NYSE. The Board may terminate this Policy at any time.

Other Recoupment Rights

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. In the event of any inconsistency between the terms of the Policy and the terms of any employment agreement, equity award agreement, or similar agreement under which Incentive Compensation has been granted, awarded, earned or paid to a Covered Executive, whether or not deferred, the terms of the Policy shall govern.

Impracticability

The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the NYSE, including paragraph (c)(1)(iv) of Section 303A.14 of the NYSE Listed Company Manual

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.